Vought Aircraft Presentation to Lenders under the Incremental Facility

Except for statements of historical fact, the statements contained herein are forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought's actual financial results and future business prospects could differ materially from those anticipated due to the company's dependence on conditions in the airline industry, the level of new aircraft orders and production rates, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company's control. Additional risk factors are described in the company's filings with the SEC. Forward Looking Statements

We are raising a new $200M Incremental Term Loan Proceeds primarily used to fund 787 working capital requirements Fits within current credit agreement Ample covenant flexibility pro forma for the transaction Transaction Overview

Borrower: Vought Aircraft Industries, Inc. (the "Company") Administrative Agent: Lehman Commercial Paper Inc. Description: $200 million of Incremental Term Loan (as defined in the existing Credit Agreement) Use of Proceeds: General corporate purposes Amortization: Amortization of $470,000 per quarter with a bullet payment at maturity Security: First priority security interest in substantially all assets of the Company Guarantors: Each domestic Subsidiary of the Company now owned or hereafter acquired Initial LIBOR Margin: LIBOR + 400 bps (with LIBOR floor of 350 bps) Mandatory Prepayments: Consistent with existing credit facility, including: Asset Sale proceeds not otherwise reinvested 50% of Excess Cash Flow, with step downs to 25% at 2.25x leverage and 0% at 1.5x 50% of Equity issuances, with step downs as above Failure to refinance Senior Notes by December 2010 Maturities: Consistent with existing Term Loan, December 22, 2011, with acceleration upon failure to finance Senior Notes by December 2010 Financial Covenants: Consistent with existing credit facility, including; Maximum Total Leverage Ratio Minimum Interest Coverage Ratio Limitation on Capital Expenditures Summary Term Sheet

Recent Developments Continued improvements in program performance and operational cash flow 787 program update Interim Partial Settlement reached with Boeing Sale of 50% JV Interest in Global Aeronautica Agreement reached with Boeing on March 26, 2008 Closing pending regulatory approvals Revised Boeing Delivery Schedule We have a new production schedule for Vought Reflects Boeing's current schedule announced on April 9, 2008

787 Summary Production Performance continues to improve AP-18 is in fabrication Most recent airplane that shipped on April 13th had 98% of structural parts Systems installed in line with expectations Parts Supply Supply chain coming up to speed Receiving passenger floor grids as assemblies We expect to ship complete product to Boeing by the end of the summer Interim Partial Agreement Reached with Boeing; terms included: settlement of claims relating to certain non-recurring program expenses and the payment of cash advances totaling $122M Agreement on Sale of Global Aeronautica Our primary work scope on 787 is unaffected

April 9, 2008 - Boeing Announcement Power-on will be June 2008 First flight will be Q4 2008 First delivery will be Q3 2009 25 deliveries in 2009 Rate of 10 per month by 2012 Vought is slowing production to comply with the new schedule.

Impact to Vought - Boeing Delays Lower expected deliveries and revenue in the near term We are currently assuming a conservative 0% margin on the first production block of 300 ship sets Slower working capital build